SUBSIDIARIES OF THE REGISTRANT

                                      STATE OF           OTHER NAMES
        NAME OF SUBSIDIARY          INCORPORATION      USED IN BUSINESS

     Contour Fabricators, Inc.        Michigan               None

     Contour Fabricators of
      Florida, Inc.                   Florida                None

     AmeriDyne Corporation            Tennessee              None